Exhibit 10.1

Agreement no. 3899

LICENSE AGREEMENT

This agreement, effective as of October 1st, 2009 (“Effective Date”), is between the Dana-Farber Cancer Institute, Inc., a Massachusetts non-profit organization having a principal place of business at 44 Binney Street, Boston, Massachusetts, 02115 (“DFCI”) and Transgenomic, Inc., a Delaware corporation having a principal place of business at 12325 Emmet Street, Omaha, Nebraska 68164 (“Licensee”).

Background

DFCI is the owner of certain rights in technology as later defined, subject only to a royalty-free, nonexclusive license previously granted to the United States Government; and

DFCI desires to have the rights used to promote the public interest by granting a license;

Licensee has represented to DFCI that it has the capabilities and/or experience to develop, produce, market and sell products utilizing technology that is similar to the technology that is the subject of this Agreement and has the financial capacity and the strategic commitment to facilitate the transfer of the technology for the public interest; and

Licensee desires to obtain a license to DFCI’s rights and DFCI is willing to grant a license upon the terms and conditions of this Agreement.

DFCI and Licensee therefore agree as follows.

Article 1 – Definitions

1.1	“Agreement” means this License Agreement, including all attached schedules.

1.2	“Affiliate” means any company, corporation or other business entity that is controlled by, controlling, or under common control with Licensee. For this purpose “control” means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the voting stock (or the equivalent) of the company, corporation or other business or having the right to direct, appoint or remove a majority of members of its board of directors (or their equivalents) or having the power to control the general management of the company, corporation or other business, by law or contract.

1.3	“Field of Use 1” means use of the Licensed Technology to make, have made, use, develop, and sell Licensed Products and Licensed Services in the areas of mutation detection using DHPLC, Surveyor-endonuclease-based mutation detection, and second generation sequencing techniques, for all research, diagnostic, prognostic and therapeutic uses in humans, animals, viruses, bacteria, fungi, plants or fossilized material.

1.4	“Field of Use 2” means use of the Licensed Technology to make, have made, use, develop, and sell Licensed Products and Licensed Services in the areas of mutation detection using Sanger (di-deoxy) sequencing and mitochondrial DNA analysis for all research, diagnostic, prognostic and therapeutic uses in humans, animals, viruses, bacteria, fungi, plants or fossilized material.

*The Fields of Use shall specifically exclude use of the Licensed Technology in the Fields of Mass Spectrometry and Real-Time PCR.

1.5	“First Commercial Sale” means the initial transfer of Licensed Product and Licensed Services by or on behalf of Licensee, an Affiliate or Sublicensee for cash or non-cash consideration to which a fair market value can be assigned for purposes of determining Net Sales, and in any event excludes any transfer for development, research, investigation, trial or evaluation purposes.

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1.6	“Licensed Products and/or Licensed Services” means any product, service or process 1) the manufacture, use, sale, or offer for sale of which would constitute an infringement of any Valid Claim in any unexpired patent or patent application included within the Patent Rights; or 2) which is made or developed through the use of Technical Information.

1.7	“Licensed Technology” means Patent Rights, or Technical Information, individually or collectively.

1.8	“Net Sales” means the gross income derived by an entity licensed under this Agreement from the sales of Licensed Products and/or Licensed Services to independent third party customers in bona-fide arms-length transactions less the following deductions, which may not exceed reasonable and customary amounts in the country in which the transaction occurs:

(a)	Transportation charges or allowances actually paid or granted;

(b)	Trade, quantity, cash or other discounts and brokers’ or agents’ commissions, if any, actually allowed and taken;

(c)	Credits or allowances made or given on account of rejects, returns, or retroactive price reductions for any amount not collected that are specifically identifiable to Licensed Products;

(d)	Any tax or governmental charge directly on sale or transportation, use or delivery of products paid by a licensed entity and not recovered from the purchaser.

Net Sales includes the fair market value of any non-cash consideration from sale of Licensed Products received by Licensee, its Affiliates or Sublicenses.

Notwithstanding the foregoing, in the event, that Licensee, its Affiliates or Sublicensees employ Distributors for the sale of Licensed Products, Net Sales shall be based on Licensee’s, Affiliate’s or Sublicensee’s initial sale of Licensed Products to the Distributor.

In the event that Licensee, its Affiliates, or Sublicensees sell Licensed Product to a clinical laboratory under a reagent rental program, then “Net Sales” shall be calculated based on the price of the reagent kit containing the Licensed Product to the clinical laboratory (the reagent kit price is generally a component of what is usually termed the ‘reagent rental price’), and any income received based on the laboratory’s use of the reagent kit eg. income that is tied to the number of patient reportable results, minus the following: any fees or payments included in the reagent rental price that are added to the reagent kit pricing for the purchase of an associated instrument system, lease payments for the system, interest payments or fees for the instrument, service contract fees for the instrument(s), warranty fees or other associated hardware pricing needed to perform the assay employing the Licensed Products.

Licensed Products and Licensed Services are considered “sold” when billed, invoiced, or payment is received, whichever occurs first.

1.9

“Patent Rights” means the PCT patent application entitled “Enrichment of a Target Sequence” PCT/US2008/009248 filed July 31 st 2008, with a priority date of August 1st, 2007, and any conversion, continuation, division, or substitution thereof, any patents issuing thereon, any reissues, reexaminations or extensions of the patents and any foreign counterparts of the patent applications and patents aswell as any previous provisional patent applications. Patent Rights does not include continuation-in-part applications.

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1.10	“Sale” or “Sold” means any grant, sale, lease, assignment, transfer, conveyance or other disposition of Licensed Products or Licensed Services for value by or on behalf of Licensee, any Affiliate(s) or Sublicensee(s).

1.11	“Sublicensee” means any natural person or legal entity, which is not an Affiliate or Distributor, to which Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

1.12	“Technical Information” means Any and all research data, designs, formulae, process information and other information Dr. Mike Makrigiorgos, or a researcher in his laboratory at DFCI that is supervised by Dr Makrigiorgos, may have provided or may provide to Licensee on a non-exclusive basis, that is owned by DFCI and was developed by Dr Makrigiorgos or his laboratory personnel while performing research directly related to the Patent Rights, that falls under the domain of the Patent Rights, that is not exclusively obligated to any other party, that is necessary for practicing the Licensed Technology or useful in researching, developing, making and or using any Licensed Products.

1.13	“Territory” means worldwide.

1.14	“Valid Claim” means any claim of any Patent Right that has not been (i) finally rejected or declared invalid by a patent office or court of competent jurisdiction in any unappealed and unappealable decision.

1.15	“Distributor” means an entity contracted by Licensee, its Affiliates or Sublicensees for the purpose of selling Licensed Products to third-party end-users.

Article 2 – Grant of Licenses, Reserved Rights and Sublicensing

2.1	License Grants. Subject to all of the terms and conditions of this Agreement and the non-exclusive license granted to the United States government, DFCI hereby grants to Licensee the following rights to the Licensed Technology: i) an exclusive license with the right to grant sublicenses, to make, have made, use, offer to sell, sell and import Licensed Products and Licensed Services in the Territory for the Field of Use 2.; and ii) a non-exclusive license to make, have made, use, offer to sell, sell and import Licensed Products and Licensed Services in the Territory for the Field of Use 1.

The licenses will continue in perpetuity unless the grant is sooner terminated according to Article 8.

2.2	Affiliates. Licensee is entitled to extend its licenses under this Article 2 to its Affiliates, consistent with all of the terms and conditions of this Agreement. If Licensee does extend its licenses and an Affiliate assumes obligations under the Agreement, Licensee guarantees performance by the Affiliate. If DFCI has a claim arising under this Agreement against an Affiliate, DFCI may seek a remedy directly against Licensee and may, but is not is not required to, seek a remedy against the Affiliate. Any termination of the Agreement under Article 8 as to Licensee also constitutes termination as to any Affiliates.

2.3	No Implied Licenses. This Agreement confers no license or rights by implication, estoppel or otherwise under any other patent applications or patents owned in whole or in part by DFCI.

2.4	Reserved Rights. The licenses granted by DFCI are subject to the following reserved rights.

2.4.1	The rights of the United States of America, as set forth in Public laws 96-517 and 98-620, the regulations promulgated thereunder, and the policy of any funding agencies. Any rights granted hereunder, which are greater than permitted by Public Laws 96-517 and 98-620, are subject to modification as required to conform to the provisions of those statutes.

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2.4.2	DFCI’s right to make and use the Licensed Technology in both Field of Use 1 and Field of use 2. for teaching, education and research purposes, both laboratory and clinical.

2.4.3	DFCI’s right to supply technical Information and to grant non-exclusive, non-transferable licenses to the Licensed Technology to other academic, governmental or not- for-profit organizations to make and use Licensed technology for non-commercial research purposes and not for use in human subjects, clinical trials or for diagnostic purposes involving human subjects.

2.4.4	DFCI’s right to supply Technical Information and to grant non-exclusive licenses to the Licensed Technology to commercial entities in the area of DHPLC and all other fields of use not specified in Field of Use 2. and to grant exclusive licenses outside of Field of use 1 and Field of use 2.

2.5	Sublicensing. Licensee has the right to grant sublicenses under this Agreement consistent with the terms and conditions of this Agreement. Licensee remains responsible for the operations of any Sublicensee under this Agreement, as if the operations were carried out by Licensee.

2.5.1	Notice and Approval. Licensee shall promptly notify DFCI in writing of the identity of any prospective Sublicensee.

2.5.2	Form and Content of Sublicenses. Licensee shall issue any sublicense(s) granted by it under this Agreement in writing and shall attach a copy of this Agreement to all sublicenses.

Licensee shall include the equivalent of at least the following provisions in all sublicenses.

(a)	Sublicensee shall use its best efforts to bring the subject matter of the sublicense into commercial use as quickly as possible and shall report annually to Licensee on its operations under the sublicense.

(b)	Sublicensee shall make payments due to Licensee in relation to Net Sales of Licensed Products in a timely manner, so that Licensee may comply with its obligations to make payments to DFCI as set forth in Articles 3 and 4 of this Agreement.

(c)	The terms and conditions of Section 2.4 (Reserved Rights.), paragraphs 4.2.1 (Books and Records ) and 4.2.2 (Inspections), Sections 5.2 – 5.6, (U.S. Manufacture, Other Government Laws, Patent Marking, Publicity, Other Agreements) Article 6. (Patent Preparation, Filing, Prosecution and Maintenance) Article 7 (Patent Infringement and Enforcement), Sections 8.4.4 (Termination- Sublicenses and Article 9 (Indemnification, Defense and Insurance), Article 10 (Disclaimer of Warranties) and Article 12 (Dispute Resolution) of this Agreement are binding on the Sublicensee.

(d)	Sublicensees do not have the right to grant further sublicenses.

2.5.3	Copies of Sublicenses to DFCI. Licensee shall forward to DFCI a copy of any and all fully executed sublicenses. Such copy shall be postmarked within thirty days of the execution of the sublicense. Licensee shall also forward to DFCI annually a copy of the reports received by Licensee from its Sublicensee during the preceding twelve (12) month period under the sublicenses as shall be pertinent to (1) its operations under the sublicense and (2) a royalty accounting under the sublicense agreement.

2.5.4	Licensee’s Continuing Obligations. Nothing in Section 2.5 may be construed to relieve Licensee of its obligations to DFCI under this Agreement, including but not limited to Licensee’s obligations under Article 9.

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Article 3 – Consideration - Amounts and Time for Payment

In partial consideration of the rights granted by DFCI to Licensee under this Agreement, Licensee shall make the following payments to DFCI according to this Article 3 and Article 4, on behalf of itself, any Affiliate(s) or Sublicensee(s).

3.1	Reimbursements and Other Financial Consideration

3.1.1	Past Patent Expenses. Within thirty (30) days of the Effective Date, upon receipt of an invoice from DFCI, Licensee shall reimburse DFCI for twenty five percent (25%) of all out-of-pocket expenses incurred and/or paid by DFCI before and up until the Effective Date for the filing, prosecution maintenance and enforcement of Patent Rights. Licensee acknowledges that as of the Effective Date the total amount of these out-of-pocket patent expenses incurred by DFCI is approximately Twenty Thousand Dollars ($20,000) and that this amount may increase slightly if DFCI receives further bills from its law-firm for prosecution of Patent Rights up until the Effective Date. Upon receipt of invoices from DFCI, Licensee shall make three further payments each at six (6) monthly intervals beginning from the Effective Date, until the amount due is paid in full.

3.1.2	Future Patent Expenses. Beginning on the Effective Date, Licensee shall assume direct responsibility for the payment of all expenses for the filing, prosecution, maintenance and enforcement of Patent Rights according to Articles 6 and 7. Upon receipt of an invoice from the law-firm, Licensee shall pay such expenses within thirty (30) days of receipt of the invoice.

3.1.3

Initial License Fee. Over a period of two (2) years, beginning from the Effective Date, Licensee shall pay to DFCI, upon receipt of an invoice, a non-creditable, non-refundable Initial License Fee in the sum of Two Hundred and Twenty Thousand US dollars ($220,000). This amount shall be payable to DFCI in four (4) payments at six (6) monthly intervals: The first payment of Fifty Thousand US Dollars ($50,000), shall be due within thirty (30) days of the Effective Date, the second payment of Fifty Thousand US Dollars ($50,000) by march 31st, 2010, the third payment of Sixty Thousand US Dollars ($60,000) by September 30th, 2010 and the final payment of Sixty Thousand US Dollars ($60,000) shall be due by March 31st, 2011. The Initial License Fee shall be due and payable in full by Licensee in the event of any termination of this Agreement by Licensee or DFCI.

3.1.4	Milestone Payments. With respect to each of the first five Licensed Products or Licensed Services developed by either Licensee, its Affiliates, or Sublicensees, whether covered in whole or in part by the Licensed Technology, Licensee shall pay DFCI the following milestone payments within 45 days of the occurrence of the following events whether Licensee, an Affiliate, Sublicensee achieves the events:

(i) Fifteen Thousand Dollars US Dollars ($15, 000) upon FDA or PMA approval or equivalent for diagnostic products.

(ii) Fifteen Thousand US Dollars ($15,000) upon the first commercial sale of each Licensed Product or Licensed Service anywhere in the world requiring FDA or PMA approval

(iii) Ten Thousand US Dollars ($10, 000) upon the first commercial sale of each Licensed Product or Licensed Service anywhere in the world where such Licensed Product or Licensed Service does not require FDA or PMA approval.

(iv) Cumulative Net Sales of $1 million a lump sum payment of twenty five thousand US Dollars ($25,000).

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(iv) Cumulative Net Sales of $15 million a lump sum payment of one hundred thousand US Dollars ($100,000).

3.1.5	Running Royalties. On a quarterly basis, Licensee shall pay to DFCI the following royalties:
(i)	a royalty of seven percent (7%) of Net Sales on all Licensed Products and Licensed Services for all sales made by Licensee, its Affiliates and Sublicensees.

(ii)	A royalty of ten percent (10%) of Net Sales on all Licensed Products and Licensed Services for all sales made by Licensee, its Affiliates and Sublicensees to its Distributors.

All Royalties will not be subject to royalty stacking provisions.

3.1.6	Sublicensing Running Royalties. Licensee shall pay DFCI an amount equivalent to the sum DFCI would otherwise have received in running royalties if Licensed Products were sold directly by Licensee.

Recording and payment of these royalties by Licensee must be made according to the provisions of Article 4.

3.1.7	Sublicensing Fees. In the event Licensee sublicenses any of the Licensed Technology in Field of Use 2, DFCI shall be entitled to receive 25% of all net Sublicense Fees payable to Licensee in connection with such sublicense.

For the sake of clarity, Sublicense Fees shall exclude 1) any royalties received by Licensee from its sublicensees. 2) bona fide research and development support paid to Licensee by a development partner, and 3) money received as a result of an equity investment in Licensee from research partners.

Further, any Sublicense Fees that Licensee receives from its sublicensees arising from a milestone event set by Licensee that constitutes a First Commercial Sale (“FCS”) anywhere in the world shall also be excluded from the calculation of Sublicense Fees payable to DFCI.

Notwithstanding the foregoing, DFCI shall be entitled to receive the aforementioned applicable percentage of Sublicense Fees as calculated on any and all milestones (other than the FCS Milestones) set forth by Licensee in any sublicense, including fees payable to Licensee for all other commercial sales milestones. Licensee shall pay the Sublicense Fees to DFCI within forty-five (45) days of each calendar quarter in which such fees are received from Sublicensees by Licensee. Sublicense Fees are not creditable against any other payment obligations of Licensee.

3.2	Waiver or Deferral. Waiver or deferral by DFCI of any payment owed under any paragraph under Section 3.1 may not be construed as a waiver or deferral of any subsequent payment owed by Licensee to DFCI.

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3.3	Combination Packages. If a Licensed Product or Licensed Service is sold in a combination package or kit containing other active products or processes, then Net Sales for purposes of determining royalty payments on the combination package will be calculated using one of the following methods, but the royalties payable to DFCI may not be reduced to less than seventy five percent (75%) of that provided for in paragraph 3.1.5 of this Agreement:

(a)	By multiplying the net selling price of the combination by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period in question, of the Licensed Product sold separately, and B is the gross selling price during the royalty period in question, of the other active products sold separately; or

(b)	If no separate sales are made of the Licensed Product or any of the active products in such combination package during the royalty-paying period in question, Net Sales for the purposes of determining royalty payments, must be calculated by dividing the net selling price of the combination by the number of functions performed by the combination sold where such combination contains active agents other than those licensed under this Agreement.

3.4	Reduced Rate after Expiration of Patents. Licensee’s obligation to pay running royalties to DFCI under paragraphs 3.1.5 and 3.1.6 shall terminate on a country-by-country basis upon expiration of the last-to-expire patent in the applicable country. However, in recognition of the ongoing value of the Technical Information, Licensee shall continue to pay DFCI running royalties on Net Sales of Licensed Products and Licensed Services at a rate of 50% of the value set forth in paragraph 3.1.5 for so long as Licensed Products and Licensed Services are sold in the various country(ies). Following the last-to-expire patent in any applicable country, in the event that Licensee identifies that a competitor is selling competing products and services that are covered by the Licensed Technology which are significantly affecting Licensee’s sales of any Licensed Products and Licensed Services and such competitor does not have a license from DFCI to sell such product or service, if Licensee can demonstrate to DFCI that its sales are down more than twenty five percent (25%), in a particular territory, then no royalty shall be due to DFCI in such specific territory.

Article 4 – Royalty Reports, Payments and Financial Records

4.1	Royalty Reports. Within forty-five (45) days after March 31, June 30, September 30 and December 31, of each year in which this Agreement is in effect, Licensee shall deliver to DFCI full, true and accurate reports of its activities and those of its Affiliates or Sublicensee(s), if any, relating to this Agreement during the preceding three month period. These reports must include at least the following:

(a)	Number of Licensed Products and Licensed Services manufactured and sold by Licensee, and any Affiliates or Sublicensees, in each country of the Territory;

(b)	Total billings for the Licensed Products and Licensed Services sold;

(c)	Deductions applicable to determining Net Sales;

(d)	The nature and amount of Sublicense Income received by Licensee;

(e)	Total royalties due to DFCI;

With each report, Licensee shall pay to DFCI the royalties due and payable. If no royalties are due, Licensee shall so report. If multiple Licensed Products and Licensed Services are covered by the license granted under this Agreement, Licensee shall separately identify each Licensed Product and Licensed Service in the royalty report.

4.2	Record Keeping.

4.2.1	Books and Records. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, true books of account containing an accurate record (together with supporting documentation) of all data necessary for determining the amounts payable to DFCI. Licensee shall keep it records at its principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates and shall require its Affiliates and Sublicenses to keep their books and records in the same manner.

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4.2.2	Inspections. In order for DFCI to determine the correctness of any report or payment made under this Agreement, Licensee shall make its records available to DFCI for inspection, for a period of three (3) years following the end of the calendar year to which they pertain. Licensee shall also require any Affiliates or Sublicensees to make their records available for inspection by DFCI, in the same manner as provided in this paragraph 4.2.2.

DFCI may inspect the records during regular business hours by a certified public accountant selected by DFCI and reasonably acceptable to the licensed entity whose records are being inspected. In conducting inspections under this paragraph 4.2.2, Licensee agrees that DFCI’s accountant may have access to all records which DFCI reasonably believes to be relevant to calculating royalties owed to DFCI under Article 3.

DFCI is responsible for the cost of any inspection, unless the examination shows an underreporting or underpayment by any entity in excess of five percent for any twelve month period, in which case Licensee shall pay the cost of the inspection as well as any additional sum that would have been payable to DFCI had the Licensee reported correctly, plus interest as set forth in Section 4.5.

4.3	Form of Payments and Taxes. Licensee must make all payments to be made to DFCI in Boston, Massachusetts, or at such other place or in such other way as DFCI may reasonably designate. Payments must be paid by check made payable to Dana-Farber Cancer Institute, cite Agreement no. 3899 and sent to:

Fiscal Manager

Office of Research and Technology Ventures

Dana Farber Cancer Institute

44 Binney Street, BP304E

Boston, MA 02115

or if by wire transfer, using the following information:

Bank: Bank of America

Bank Address: 100 Federal Street, Boston, MA 02110

Account #431-72001

ABA# 011000390

Reference: Royalties, S. Ramirez x2-5695

Licensee shall pay all amounts payable to DFCI under this Agreement in United States funds without deduction for taxes, exchange, collection or other charges that may be imposed by any country or political subdivision with respect to any amounts payable to DFCI under this Agreement. Licensee is responsible for paying, or ensuring payment of, such taxes, exchange, collection or other charges.

4.4	Currency Conversion. If any currency conversion is required in connection with any payment owed to DFCI, the conversion will be made at the buying rate for the transfer of such other currency as quoted by the Wall Street Journal on the last business day of the applicable accounting period in the case of any payment payable with respect to a specified accounting period or, in the case of any other payment, the last business day before the date the payment is due.

4.5	Interest. Any payment owed to DFCI under this Agreement that is not made when due will accrue interest beginning on the first day following the due date specified in Article 3. The interest will be calculated at the annual rate of the sum of (a) three percent (3%) plus (b), the prime interest rate quoted by Bank of America on the date the payment is due, the interest being compounded on the last day of each calendar quarter. However, the annual rate may not exceed the maximum legal interest rate allowed in Massachusetts. The payment of interest as required by this Section does not foreclose DFCI from exercising any other rights or remedies it has as a consequence of the lateness of any payment.

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Article 5 – Operations under the License

5.1	Due Diligence

5.1.1	General Obligations. Licensee shall use best efforts to bring Licensed Products and Licensed Services to the marketplace as soon as reasonably practicable, through a diligent and aggressive program of development, production and distribution. Such efforts must not be less than the efforts expended by Licensee in connection with its other high priority projects. After commercialization, Licensee shall continue active and diligent efforts to keep Licensed Products and Licensed Services available to the public.

If at any time in the development or commercialization process Licensee decides not to exploit a particular Licensed Product or Licensed Service in Field of Use 2, either by itself, with an Affiliate or through sublicensing, it shall promptly inform DFCI in writing. Unless within sixty days of its notice to DFCI, Licensee establishes to DFCI’s satisfaction that the particular Licensed Product or Licensed Service is directly comparable to a Licensed Product or Licensed Service that Licensee is diligently developing or marketing according to the paragraphs under Section 5.1, DFCI has the right terminate this Agreement insofar as it applies to the particular Licensed Product or Licensed Service by providing written notice to Licensee.

5.1.2	Development Plan. Within ninety (90) days of the Effective Date of this Agreement, Licensee shall provide DFCI with a bona fide written development plan that describes Licensee’s plan for bringing the subject matter of the Licensed Technology to practical application in each of the fields within the Fields of Use, as applicable (“Development Plan”). The Development Plan must set forth the particular Licensed Products and Licensed Services and practical applications of Licensed Products and Licensed Services that Licensee initially intends to develop, cite Licensee’s specific goals and objectives for the ensuing six month period for developing or commercializing the Licensed Technology and outline Licensee’s plan for achieving the specific due diligence obligations set forth in Section 5.1.3 below. The outline must include actual or projected financial resources or strategic alliances that will be required to meet such objectives.

5.1.3	Specific Diligence Benchmarks. Licensee shall use its best efforts to meet the following specific effort and achievement benchmarks (“Diligence Benchmarks”) by the dates specified in this paragraph. For purposes of this paragraph 5.1.3, DFCI will consider efforts of an Affiliate or Sublicense as efforts of Licensee.

(i)	Within ninety (90) days of the Effective Date of this Agreement, Licensee shall provide DFCI with the Development Plan containing the information described in 5.1.2. The Development Plan will also contain additional Diligence Benchmarks for the development of specific Licensed Products and Licensed Services in addition to those set forth in 5.1.3 (ii) and (iii) below.

(ii)	Within three (3) months of the Effective Date Licensee will launch a K-Ras mutation assay kit employing its proprietary Surveyor endonuclease technology both in Europe and the U.S. Both Licensed Products and Licensed Services will be offered for K-Ras mutation detection.

(iii)	Within two (2) years of the Effective Date, Licensee will complete its evaluation of its K-Ras kit using Cold-PCR on circulating DNA to further improve the sensitivity of finding cancer associated mutations earlier in cancer development.

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(iv)	Within fifteen (15) days after each six (6) month anniversary of the Effective Date, Licensee shall provide DFCI with a written report describing the efforts and progress by Licensee, or any Affiliates or Sublicensees, during the prior six month period, and its goals and objectives for the ensuing six months, to develop and commercialize Licensed Products and Licensed Services. The report must be in sufficient detail to permit DFCI to monitor Licensee’s compliance with the due diligence provisions of this Agreement. The progress report must provide the information set forth above for each Licensed Product and Licensed Service.

Specifically, Licensee shall include at least the following in these reports:

(a)	a summary of Licensee’s progress toward meeting the goals and objectives that had been established for the previous six month period, including research and development efforts, efforts to obtain regulatory approval, marketing efforts and sales figures.

(b)	a summary of Licensee’s goals and objectives for the ensuing six month period for developing and commercializing the Licensed Technology and an identification of additional Licensed Products and Licensed Services that Licensee intends to develop, if any and timelines for development and commercialization of such Licensed Products and Licensed Services.

(c)	to the extent not covered by the foregoing, a summary of Licensee’s progress in meeting the Diligence Benchmarks of Section 5.1.3.

For purposes of this paragraph 5.1.3, DFCI will consider efforts of an Affiliate or Sublicensee as efforts of Licensee.

5.1.4	Adjustments. The Diligence Benchmarks or dates set forth above may be adjusted by mutual agreement by the parties.

If at any time Licensee determines that it is unlikely to meet one or more of the Diligence Benchmarks, it may so notify DFCI in writing and explain the technical, regulatory or other reasons therefore. At that time, Licensee may also ask DFCI for a reasonable adjustment of the Diligence benchmark(s) or dates specified for the Diligence Benchmarks.

DFCI may accept or reject Licensee’s proposed adjustment(s). However, if Licensee establishes to DFCI’s satisfaction that an adjustment of one or more Diligence Benchmarks or dates (a) is necessary because of pre-clinical technical difficulties or delays in clinical or regulatory processes that Licensee, acting reasonably, could not have avoided or (b) that Licensee has expended significant effort and resources toward meeting the Diligence Benchmark, then DFCI shall negotiate in good faith with Licensee in an effort to reach mutually acceptable, adjusted Diligence Benchmarks or dates for achieving the same. If, despite their good faith negotiation, the parties have not reached an agreement on an adjustment within sixty days of the date specified in paragraph 5.1.3 and Licensee has not otherwise met the Diligence Benchmark, then DFCI may terminate the Agreement immediately by giving Licensee written notice of termination. Alternatively, at DFCI’s option, with input from Licensee, DFCI may convert the exclusive licenses granted under this Agreement to a non-exclusive license, as further provided in paragraph 5.1.7.

5.1.5	Failure to Perform. Licensee’s failure to perform with any due diligence requirement provided in any paragraph in this Section 5.1 is grounds for DFCI to terminate this Agreement according to Section 8.2.3. or to convert this Agreement to a non-exclusive license agreement, at DFCI’s option. Note - Termination or conversion to a non-exclusive license may be with respect to the entire subject matter of the Agreement, a specific field within the Field of Use or a particular Licensed Product or Licensed Service, depending upon the nature and extent of Licensee’s failure to perform.

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5.1.6	Conversion to Non-exclusive License. If the exclusive license granted under this Agreement is converted to a non-exclusive license, this Agreement is automatically amended as follows; (a) the exclusive license of Section 2.1 becomes a non-exclusive license, (b) Licensee loses the right to grant sublicenses under Section 2.5, (c) the obligations of paragraphs 5.1.1. 5.1.2 and 5.1.5 continue to apply but the other paragraphs of Section 5.1 are waived, (d) the obligation under Section 5.2 no longer applies, (e) Licensee has no further rights under Section 6.1 and 6.2, and (f) DFCI has the sole right to pursue apparent infringements and the terms of Article 7 no longer apply.

5.2	U.S. Manufacture. Licensee shall manufacture Licensed Products leased, used or sold in the United States substantially in the United States as required by 35 U.S.C. 204 and 37 C.F.R. 401 et. seq., as amended. Licensee shall also require any Affiliate(s) or Sublicensee(s) to comply with this U.S. manufacture requirement.

5.3	Other Government Laws. Licensee shall comply with, and ensure that its Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Licensed Products. These include but are not limited to FDA statutes and regulations, the Export Administration Act of 1979, as amended, codified in 50 App. U.S.C. 2041 et seq. and the regulations promulgated thereunder or other applicable export statutes or regulations.

5.4	Patent Marking. Licensee shall mark, and shall require its Sublicensees and Affiliates to mark, all Licensed Products sold in the United States with the word “Patent” and the number or numbers of Patent Rights applicable to the Licensed Product.

5.5	Publicity – Use of Name. Licensee, its Affiliate and Sublicensees are not permitted to use the names of DFCI, its related entities or its employees, or any adaptations thereof, in any advertising, promotional or sales literature, or in any securities report required by the Securities and Exchange Commission (except as required by law), without the prior written consent of DFCI in each case. However Licensee may (a) refer to publications in the scientific literature by employees of DFCI or (b) state that a license from DFCI has been granted as provided in this Agreement.

5.6	Confidentiality. Any information that is provided to Licensee in connection with patent filing and prosecution under the terms of Section 6 below is deemed to be DFCI Confidential Information. Licensee agrees that, during the term of this Agreement, and for five (5) years thereafter, to employ all reasonable efforts to maintain the information secret and confidential, such efforts to be no less than the degree of care employed by Licensee to preserve and safeguard its own confidential information. The information shall not be disclosed or revealed to anyone except employees or agents of or consultants to the Licensee who have a need to know the information and who have entered into a secrecy agreement with the licensee under which such employees, agents, or consultants are required to maintain confidential the DFCI Confidential Information and such employees, agents, or consultants shall be advised by the Licensee of the confidential nature of the information and that the information shall be treated accordingly. The Licensee’s obligations under this Section shall not extend to any part of the information:

(a)	that can be demonstrated to have been in the public domain or publicly known and readily available to the trade or the public prior to the date of the disclosure; or
(b)	that can be demonstrated, from written records to have been in the Licensee’s possession or readily available to the recipient from another source not under obligation of secrecy to the disclosing party prior to the disclosure; or
(c)	that becomes part of the public domain or publicly known by publication or otherwise, not due to any unauthorized act by the Licensee; or

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(d)	that is demonstrated from written records to have been developed by or for the Licensee without reference to confidential information disclosed by the DFCI; or
(e)	that is required to be disclosed by law, government regulation or court order.

Licensee may publish manuscripts, abstracts or the like describing the Patent Rights and inventions contained therein, provided DFCI Confidential Information as defined in this Section, is not included without first obtaining written approval from DFCI to include such DFCI Confidential Information. Such approval not to be unreasonably withheld.

Article 6 – Patent Preparation, Filing, Prosecution and Maintenance

6.1	Responsibility. As of the Effective Date of this Agreement, DFCI will transfer to Licensee, the responsibility for preparing, filing, prosecuting, and maintaining the patent applications and patents included within Patent Rights. For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, reexaminations and oppositions. As long as the license remains exclusive, Licensee shall have the lead in preparing, filing, prosecuting and maintaining the patent applications and patents included within Patent Rights and shall provide, or cause its agent to provide, copies of relevant correspondence between Licensee and the United States Patent Office, or the various foreign patent offices, to DFCI and give DFCI reasonable opportunity to advise Licensee and Licensee’s counsel on such matters. DFCI designates the following individual or department for receiving the patent-related correspondence:

Pamela D. Ariniello, Esq

Associate General Counsel for Intellectual Property

Dana Farber Cancer Institute, Inc.

Office of General Counsel

44 Binney Street

Boston, MA 02115

Upon DFCI’s request, Licensee shall be available to consult with DFCI on matters relating to preparing, filing, prosecuting or maintaining any of the applications or patents within Patent Rights, which matters may be of particular interest to DFCI. Licensee, shall consider the legitimate interests of DFCI in performing its responsibility under this Section 6.1. Licensee designates the following individual or department to receive such requests by DFCI.

Craig Tuttle

President and CEO

Transgenomic Inc.

12325 Emmet Street

Omaha, NE 68164

Cooperation. DFCI shall cooperate with Licensee in preparing, filing, prosecuting and maintaining the patent applications and patents within Patent Rights. Each party shall provide prompt notice to the other party of any matter that comes to its attention that may affect the patentability, validity or enforceability of any patent application or patent within Patent Rights.

6.2	Relinquishing Rights. Licensee may surrender its licenses under any, of the patents or patent applications within Patent Rights in any country of the licensed Territory by giving ninety (90) days advance written notice to DFCI. However, if Licensee is surrendering any patent or application within Patent Rights on which an interference proceeding or opposition has been declared or filed, the notice period is one hundred and eighty (180) days. If Licensee so surrenders its rights, it will remain responsible for all patent-related expenses incurred during the applicable notice period. Thereafter, Licensee will have no further obligation to pay any patent expenses for the patents or patent applications that it surrendered. Not withstanding the foregoing, if such surrender results in termination of all rights under this agreement, then the termination notice provision in Section 8.3, below, shall apply.

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Article 7 – Patent Infringement and Enforcement

7.1	Notice. If at any time during the term of this Agreement, Licensee becomes aware of an apparent Substantial Infringement (as defined in Section 7.2) in a particular country of a patent within Patent Rights, it will promptly notify DFCI.

7.2	Action by DFCI

7.2.1	Procedure. DFCI is responsible for enforcing its Patent Rights and prosecuting apparent infringers when, in its judgment, such action may be reasonably necessary and justified. Licensee may request DFCI to take steps to protect the Patent Rights from an apparent infringement covering an Invention. However, before DFCI must respond to the request, Licensee shall supply DFCI (i) an opinion of qualified legal counsel demonstrating to DFCI’s reasonable satisfaction that an infringement of the Patent Rights exists in a particular country and (ii) written evidence demonstrating to DFCI’s reasonable satisfaction that a Substantial Infringer of the Patent Rights exists in a particular country (“Substantial Infringement”)

7.2.2	DFCI has three months from the date of receiving satisfactory written evidence from Licensee of a Substantial Infringement to decide whether it will seek to terminate the Substantial Infringement. DFCI shall give Licensee notice of its decision by the end of this three-month period. If DFCI notifies Licensee that it intends to prosecute the alleged infringer, then DFCI has SIX (6) months from the date of its notice to Licensee to either (a) cause the Substantial Infringement to terminate or (b) initiate legal proceedings against the alleged infringer. If any such suit is brought by DFCI in its own name, or jointly with Licensee if required by law, it will be at DFCI’s expense and on its own behalf, but DFCI shall not be obligated to bring more than one such suit at a time.

7.2.3	If DFCI notifies Licensee that it does not intend to prosecute an alleged Substantial Infringer and there is not at least one suit pending against an alleged infringer of the Patent Rights then in such case, Licensee shall be relieved of the obligation to pay 50% of royalties that would otherwise accrue from the time of notice until the day DFCI shall bring suit against the alleged infringer or shall obtain discontinuance of said infringement, with respect only as to the patent rights as alleged to be Substantially Infringed.

7.2.4	Cooperation. Licensee shall cooperate with and supply all assistance reasonably requested by DFCI, at DFCI’s request and expense.

7.2.5	Licensee’s Right to Join. Licensee independently has the right to join any legal proceeding brought by DFCI under this Section 7.2 and fund up to fifty percent of the cost of the legal proceeding from the date of joining. If Licensee elects to join as a party plaintiff pursuant to this paragraph 7.2.2, Licensee may jointly participate in the action with DFCI, but DFCI’s counsel will be lead counsel.

7.3	Declaratory Judgment Actions.

In the event that any third party initiates a declaratory judgment action alleging the invalidity or unenforceability of the Patent Rights, or if any third party brings an infringement action against Licensee or its Affiliates or Sublicensees because of the exercise of the rights granted Licensee under this Agreement, then Licensee shall have the right to defend such action under its own control and at its own expense; provided, however, that DFCI shall have the right to intervene and assume sole control of such defense, at its own expense. Neither party shall enter into any settlement, consent judgment or other voluntary final disposition of any action under this Section 7.3 without the consent of the other party, which consent shall not be unreasonably

Agreement no. 3899

withheld unless the settlement includes any express or implied admission of liability or wrongdoing on DFCI’s part, in which case DFCI’s right to grant or deny consent is absolute and at its sole discretion. Any recovery shall be first applied to reimburse each party pro rata for any out-of pocket expenses it may have incurred with respect to defense of such action and the remainder shall be retained entirely by the party controlling the action; provided, however, that any recovery for infringement will be distributed as described in Section 7.4.

7.4	Distribution of Amounts Paid by Third Parties. In any legal proceeding brought by DFCI under Section 7.2 and funded solely by DFCI, any damages or other amounts recovered as a result of the proceeding will be retained by DFCI. In any legal proceeding brought by DFCI under Section 7.2 and funded jointly by DFCI and Licensee, any damages or other amounts will first be used to reimburse each party pro rata for any out-of pocket expenses it may have incurred with respect to defense of such action. The balance, if any, will be divided equally between the parties.

Article 8 – Term and Termination

8.1	Term. Unless terminated earlier under the provisions of this Agreement, this Agreement will terminate when Licensee ceases to sell Licensed Products and/or Licensed Services.

8.2	Termination by Licensor. DFCI has the right to immediately terminate this Agreement and all licenses granted hereunder by providing Licensee with written notice of termination, upon the occurrence of any of the following events.

8.2.1	Licensee ceases to carry on its business with respect to Licensed Products and Licensed Services.

8.2.2	Licensee fails to pay on schedule any royalty or other payment that has become due and is payable under Articles 3 or 4 of this Agreement and has not cured the default by making the required payment, together with interest due, within thirty days of receiving a written notice of default from DFCI requesting such payment..

8.2.3	Licensee fails to comply with any due diligence obligation provided for in Section 5.1, unless Licensee has cured the default by meeting the obligation within sixty days of receiving written notice of default from DFCI.

8.2.4	Licensee defaults in its obligations to procure and maintain insurance under Section 9.2.

8.2.5	An officer of the Licensee is convicted of a felony relating to the manufacture, use, sale or importation of Licensed Products.

8.2.6	Licensee materially breaches any other provision of this Agreement, unless Licensee has cured the breach within ninety of receiving written notice from DFCI specifying the nature of the breach.

8.2.7	Termination for Insurance and Insolvency. DFCI may terminate this Agreement immediately upon written notice, with no further notice obligation or opportunity to cure, if Licensee fails to obtain and maintain the insurance required by Section 9. DFCI or Licensee may terminate this Agreement immediately upon written notice, with no further notice obligation or opportunity to cure, if DFCI or Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it.

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8.3	Termination by Licensee. Licensee has the right to terminate this Agreement without cause by giving DFCI one hundred and eighty days prior written notice. Upon such termination by Licensee, any and all unpaid Initial License Fees, Milestone Payments, Running Royalties, Sublicense Fees and all past patent expenses incurred by DFCI prior to the Effective Date of the Agreement and patent expenses incurred by Licensee up until the official date of termination shall be payable in full by Licensee.

8.4	Effect of Termination.

8.4.1	No release. Upon termination of this Agreement for any reason, nothing in this Agreement may be construed to release either party from any obligation that matured prior to the effective date of the termination.

8.4.2	Survival. The provisions of Section 3.1.2 (patent expenses) Article 4 (Royalty Reports, Payments and Financial Records), Section 5.5 (Publicity – Use of Names), paragraph 8.4.3 (Inventory), Sections 9.1 – 9.5 (Indemnification and Defense), Sections 9.6 – 9.9 (Insurance), Article 11 (Warranty Disclaimers) and Article 12 (Dispute Resolution) survive termination or expiration of this Agreement.

8.4.3	Inventory. Licensee, any Affiliate(s) and any Sublicensees whose sublicenses are not converted as provided in paragraph 8.4.4, may, after the effective date of termination, sell all Licensed Products and Licensed Services that are in inventory as of the date of written notice of termination, and complete and sell Licensed Products and Licensed Services which the licensed entity(ies) can clearly demonstrate were in the process of manufacture as of the date of written notice of termination, provided that Licensee shall pay to DFCI the royalties thereon as required by Article 3 and shall submit the reports required by Article 4 on the sales of Licensed Products and Licensed Services.

8.4.4	Sublicenses. Any sublicenses will terminate contemporaneously with this Agreement. However, any Sublicensee not in default under its sublicense may request conversion of the sublicense to a license directly between DFCI and Sublicensee. DFCI shall not unreasonably withhold its acceptance of such conversion, however, as a condition of DFCI’s acceptance, the Sublicensee must first agree to be bound by all of the provisions of this Agreement.

Article 9 – Indemnification, Defense and Insurance

Indemnification and Defense.

9.1	Licensee shall indemnify, defend and hold harmless DFCI and its trustees officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by Licensee or by a Sublicensee, Affiliate or agent of Licensee, or any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement.

9.2	Licensee’s indemnification under Section 9.1 (a) applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Licensee’s indemnification under 9.1 (b) does not apply to any liability, damage, loss or expense to the extent that it is attributable to (a) the negligent activities of the Indemnitees, or (b) the intentional wrongdoing or intentional misconduct of the Indemnitees.

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9.3	Licensee shall, at its own expense, provide attorneys reasonably acceptable to DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

9.4	If any such action is commenced or claim made or threatened against DFCI or other Indemnitees as to which Licensee is obligated to indemnify it (them) or hold it (them) harmless, DFCI or the other Indemnitees shall promptly notify Licensee of such event. Licensee shall assume the defense of, and may settle, that part of any such claim or action commenced or made against DFCI (or other Indemnitees) which relates to Licensee’s indemnification and Licensee may take such other steps as may be necessary to protect it. Licensee will not be liable to DFCI or other Indemnitees on account of any settlement of any such claim or litigation affected without Licensee’s consent. The right of Licensee to assume the defense of any action is limited to that part of the action commenced against DFCI and/or Indemnitees that relates to Licensee’s obligation of indemnification and holding harmless.

9.5	Licensee shall require any Affiliates or Sublicensee(s) to indemnify, hold harmless and defend DFCI under the same terms set forth in Sections 9.1 – 9.4.

Insurance.

9.6	At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of commercial general liability insurance in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. Such commercial general liability insurance must provide (a) product liability coverage and (b) contractual liability coverage for Licensee’s indemnification under Sections 9.1 through 9.3 of this Agreement. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate), such self-insurance program must be acceptable to the DFCI and the DFCI’s associated Risk Management Foundation. The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of Licensee’s liability with respect to its indemnification obligation under Sections 9.1 through 9.3 of this Agreement.

9.7	Licensee shall provide DFCI with written evidence of such insurance upon request of DFCI. Licensee shall provide DFCI with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, DFCI has the right to terminate this Agreement effective at the end of such fifteen (15) day period without any notice or additional waiting periods.

9.8	Licensee shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a Sublicensee, Affiliate or agent of Licensee and (b) a reasonable period after the period referred to in 9.8 (a) above which in no event shall be less than fifteen (15) years.

9.9	Licensee shall require any Affiliates or Sublicensee(s) to maintain insurance in favor of DFCI and the Indemnitees under the same terms set forth in Sections 9.6 – 9.8.

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Article 10 – Disclaimer of Warranties

10.1	DFCI MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY PATENT, TRADEMARK, SOFTWARE, NON-PUBLIC OR OTHER INFORMATION, OR TANGIBLE RESEARCH PROPERTY, LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

10.2	DFCI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY LICENSEE, AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, DFCI MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

10.3	THE LIABILITY OF DFCI, ITS AGENTS, OR ITS EMPLOYEES, WITH RESPECT TO ANY AND ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS AND EXPENSE ARISING OUT OF THE PERFORMANCE OR NON PERFORMANCE OF ANY OBLIGATION UNDER THIS AGREEMENT WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE), STRICT LIABILITY, STATUTORY OR OTHERWISE SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES INCURRED AS A RESULT OF DFCI’s FAILURE TO PERFORM ITS OBLIGATIONS AS REQUIRED BY THIS AGREEMENT AND SHALL NOT EXCEED IN THE AGGREGATE A SUM EQUAL TO THE TOTAL AMOUNTS PAID TO DFCI UNDER THIS AGREEMENT.

Article 11 – Notices

11.1	Notices to DFCI. Unless otherwise specified in this Agreement, reports, notices and other communications from Licensee to DFCI as provided hereunder must be sent to:

Vice-President, Research and Technology Ventures

Dana-Farber Cancer Institute

44 Binney Street, BP304E

Boston, MA 02115

or other individuals or addresses as DFCI subsequently furnish by written notice to Licensee.

A copy of the notice must also be sent to the attention of DFCI’s Senior Vice-President for Research, as the same address as provided above.

11.2	Notices to Licensee. Unless otherwise specified in this Agreement, reports, notices and other communications from DFCI to Licensee as provided hereunder must be sent to:

Craig Turtle

President and CEO

Transgenomic Inc.

12325 Emmet Street

Omaha, NE 68164

or other individuals or addresses as Licensee subsequently furnish by written notice to DFCI.

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Article 12 – Dispute Resolution

12.1	Negotiation between the Parties. The parties shall first attempt to resolve any controversy that arises from this Agreement, or claim for breach of the Agreement, by good faith negotiations, first between their respective business development representatives and then, if necessary, between senior representatives for the parties, such as the Senior Vice-President for Research or President of DFCI and the CEO or President of Licensee.

12.2	Non-Binding Mediation. If the controversy or claim cannot be settled through good faith negotiation between the parties, the parties agree first to try in good faith to settle their dispute by non-binding mediation under the Mediation Rules of the American Arbitration Association, before resorting to arbitration, litigation or other dispute resolution procedure.

Article 13 – Independent Contractor

13.1	For the purpose of this Agreement and all services to be provided hereunder, both parties are and will be deemed to be, independent contractors and not agents or employees of the other. Neither party has authority to make any statements, representations or commitments of any kind, or to take any action, that will be binding on the other party.

Article 14 – Severability

14.1	If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

Article 15 – Force Majeure

14.1	Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party. Performance shall be excused only to the extent of and during the reasonable continuance of such disability

Article 15 – Non-assignability

15.1	Neither this Agreement nor any part of the Agreement is assignable by either party without the express written consent of the other, which consent a party will not unreasonably withhold. However, Licensee may assign this agreement in conjunction with the sale of essentially all of its related business assets. Any attempted assignment without such consent is void.

Article 16 – Entire Agreement

16.1	This instrument contains the entire Agreement between the parties. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties either before or after the execution of this Agreement may affect or modify any of the terms or obligations herein contained.

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Article 17 – Modifications in Writing

17.1	No change, modification, extension, or waiver of this Agreement, or any of the provisions herein contained is valid unless made in writing and signed by a duly authorized representative of each party.

Article 18 – Governing Law

18.1	The validity and interpretation of this Agreement and the legal relations of the parties to it are governed by the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.

Article 19 – Captions

19.1	The captions are provided for convenience and are not to be used in construing this Agreement.

Article 20 – Construction

20.1	The parties agree that they have participated equally in the formation of this Agreement and that the language herein should not be presumptively construed against either of them.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in duplicate by their duly authorized representatives as of the date first above written.

DANA-FARBER CANCER INSTITUTE, INC. (DFCI)

By:	/s/ Anthony A. del Campo
Anthony A. del Campo, M.B.A.
Title:	Vice President Research and Technology Ventures Dana Farber Cancer Institute
Date:	9/29/09

TRANSGENOMIC, INC. (Licensee)

By:	/s/ Craig J. Tuttle

Title:	President & CEO

Date:	9/30/09